EXHIBIT 21.1

Subsidiaries of the Registrant

•	DLT International Ltd., a British Virgin Islands company

•	Dalei Vehicle Inspecting Technology (Shen Zhen) Co., Ltd. a company formed in the Peoples Republic of China (wholly-owned subsidiary of DLT International, Ltd.